NEWS RELEASE
Cleveland-Cliffs Reports Second-Quarter 2025 Results

CLEVELAND—July 21, 2025—Cleveland-Cliffs Inc. (NYSE: CLF) today reported second-quarter results for the period ended June 30, 2025.
Second-Quarter Consolidated Results
•Record steel shipments of 4.3 million net tons
•Revenues of $4.9 billion
•GAAP net loss of $470 million, inclusive of $323 million of previously disclosed non-recurring charges related to idled facilities
•Adjusted net loss1 of $247 million, or $0.50 per diluted share
•Adjusted EBITDA2 of $97 million, a $271 million improvement quarter-over-quarter
•Steel unit cost reductions of $15 per net ton compared to the first quarter of 2025
•Liquidity of $2.7 billion as of June 30, 2025
Second-quarter 2025 consolidated revenues were $4.9 billion, compared to $4.6 billion in the first quarter of 2025. Included in the second quarter of 2025 results were previously disclosed non-recurring charges and losses totaling $323 million related to recently announced footprint optimization initiatives. For the second quarter of 2025, the Company recorded a GAAP net loss of $470 million and adjusted net loss1 of $247 million, or $0.50 per diluted share. This compares to a first quarter 2025 GAAP net loss of $483 million and adjusted net loss1 of $456 million, or $0.92 per diluted share.
For the second quarter of 2025, the Company reported Adjusted EBITDA2 of $97 million, a $271 million improvement compared to the Adjusted EBITDA2 loss of $174 million recorded in the first quarter of 2025.
Cliffs’ Chairman, President and CEO, Lourenco Goncalves, said: “Our second quarter results demonstrate that the footprint optimization initiatives announced a few months ago are already generating a positive impact on both costs and revenues. Our good cost performance in Q2 will be even further amplified into Q3 and Q4, with further expected improvements in adjusted EBITDA as a result. In Q2 we also further reduced inventories, which drove a meaningful release in working capital during the quarter."

Mr. Goncalves continued: "Our return to generating meaningful free cash flow and rapidly reducing debt is in sight. Domestic steel pricing remains strong, we have visibility into our cost reductions, and our order book remains healthy. Very importantly, the end of the five-year contract to supply slabs from Indiana

Harbor to one of our competitors comes in less than five months. Due to the abnormally low index-based prices for slabs we have been exposed to in the last few months, this contract became a negative contributor to EBITDA and will not be extended."

Mr. Goncalves added: “Cliffs is a major supplier of steel to the automotive manufacturers, and the Trump Administration continues to show strong support to both the domestic steel and the domestic automotive sectors. We have started to see the positive impact that tariffs have on domestic manufacturing, protecting domestic jobs and national security. We expect this trend to continue, promoting the resurgence of the American automotive industry supported by a thriving domestic steel industry.”

Mr. Goncalves concluded: “Going forward, foreign competitors need to acquire steel capacity within the United States if they want to participate in this desirable market. As a publicly traded America-based company centered on automotive, electrical steels, stainless and plate, Cleveland-Cliffs’ assets, business and footprint are uniquely positioned to benefit from this new reality.”

Steelmaking Segment Results

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
	2025	2024	2025	2024	Mar. 31, 2025
External Sales Volumes - In Thousands
Steel Products (net tons)	4,290	3,989	8,430	7,929	4,140
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$1,015	$1,125	$998	$1,150	$980
Operating Results - In Millions
Revenues	$4,771	$4,915	$9,238	$9,942	$4,467
Cost of goods sold	(4,996)	(4,770)	(9,863)	(9,527)	(4,867)
Gross margin	$(225)	$145	$(625)	$415	$(400)

Second-quarter 2025 steel product sales volumes of 4.3 million net tons consisted of 40% hot-rolled, 27% coated, 15% cold-rolled, 5% plate, 3% stainless and electrical, and 10% other, including slabs and rail.
Steelmaking revenues of $4.8 billion included $1.5 billion, or 31%, of sales to the infrastructure and manufacturing market; $1.4 billion, or 30%, of sales to the distributors and converters market; $1.2 billion, or 26%, of direct sales to the automotive market; and $600 million, or 13%, of sales to steel producers.
Liquidity
As of June 30, 2025, the Company has $2.7 billion in total liquidity.

Outlook
The Company updated previously guided expectations for the full-year 2025, as follows:
•Capital expenditures of approximately $600 million, from its previous expectation of $625 million
•Selling, general and administrative expenses of approximately $575 million, from its previous expectation of approximately $600 million
•Steel unit cost reductions maintained at a reduction of approximately $50 per net ton compared to 2024
•Depreciation, depletion and amortization of approximately $1.2 billion, from its previous expectation of approximately $1.1 billion, primarily due to accelerated depreciation from idled facilities
•Cash Pension and OPEB payments and contributions maintained at approximately $150 million
Cleveland-Cliffs Inc. will host a conference call this morning, July 21, 2025, at 8:30 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com.
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is a leading North America-based steel producer with focus on value-added sheet products, particularly for the automotive industry. The Company is vertically integrated from the mining of iron ore, production of pellets and direct reduced iron, and processing of ferrous scrap through primary steelmaking and downstream finishing, stamping, tooling, and tubing. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 30,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: continued volatility of steel, scrap metal and iron ore market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity and production, prevalence of steel imports, reduced market demand and oversupply of iron ore; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; risks related to U.S. government actions and other countries' reactions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and changing governmental regulation, including actual and potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business, or to repurchase our common shares; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws; challenges to successfully implementing our business strategy to achieve operating results in line with our guidance; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property-related matters, labor and employment matters, or suits involving legacy operations and other matters; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, other alloys, coke and metallurgical coal, and critical manufacturing equipment and spare parts; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; the risk that the cost or time to implement a strategic or sustaining capital project may prove to be greater than originally anticipated; our ability to consummate any public or private acquisition or divestiture transactions and to realize any or all of the anticipated benefits or estimated future synergies, as well as to successfully integrate any acquired businesses into our existing businesses; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of our or third parties' sensitive or essential business or personal information and the inability to access or control systems; liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets, trigger contractual liabilities or termination costs, and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our ability to realize the anticipated synergies or other expected benefits of the acquisition of Stelco, as well as the impact of additional liabilities and obligations incurred in connection with the Stelco acquisition; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; uncertainties associated with our ability to meet customers' and suppliers' decarbonization goals and reduce our greenhouse gas emissions in alignment with our own announced targets; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, option, easement or other possessory interest for any mining property; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and other post-employment benefit obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.

For additional factors affecting the business of Cliffs, refer to Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2024, and other filings with the U.S. Securities and Exchange Commission.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Director, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
(In millions, except per share amounts)	2025	2024	2025	2024	Mar. 31, 2025
Revenues	$4,934	$5,092	$9,563	$10,291	$4,629
Operating costs:
Cost of goods sold	(5,143)	(4,930)	(10,163)	(9,844)	(5,020)
Selling, general and administrative expenses	(137)	(103)	(270)	(235)	(133)
Restructuring and other charges	(86)	(25)	(89)	(129)	(3)
Asset impairment	(39)	(15)	(39)	(79)	—
Miscellaneous – net	(27)	(13)	(38)	(36)	(11)
Total operating costs	(5,432)	(5,086)	(10,599)	(10,323)	(5,167)
Operating income (loss)	(498)	6	(1,036)	(32)	(538)
Other income (expense):
Interest expense, net	(149)	(69)	(289)	(133)	(140)
Loss on extinguishment of debt	—	(6)	—	(27)	—
Net periodic benefit credits other than service cost component	43	62	100	122	57
Other non-operating income (expense)	(14)	1	(23)	3	(9)
Total other expense	(120)	(12)	(212)	(35)	(92)
Loss before income taxes	(618)	(6)	(1,248)	(67)	(630)
Income tax benefit	148	15	295	23	147
Net income (loss)	(470)	9	(953)	(44)	(483)
Net income attributable to noncontrolling interests	(13)	(7)	(25)	(21)	(12)
Net income (loss) attributable to Cliffs shareholders	$(483)	$2	$(978)	$(65)	$(495)

Earnings (loss) per common share attributable to Cliffs shareholders:
Basic	$(0.97)	$0.00	$(1.97)	$(0.13)	$(1.00)
Diluted	$(0.97)	$0.00	$(1.97)	$(0.13)	$(1.00)

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

(In millions)	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$61	$54
Accounts receivable, net	1,783	1,576
Inventories	4,699	5,094
Other current assets	144	183
Total current assets	6,687	6,907
Non-current assets:
Property, plant and equipment, net	9,620	9,942
Goodwill	1,814	1,768
Intangible assets	1,185	1,170
Pension and OPEB assets	453	427
Other non-current assets	712	733
TOTAL ASSETS	$20,471	$20,947
LIABILITIES
Current liabilities:
Accounts payable	$1,947	$2,008
Accrued employment costs	521	447
Accrued expenses	348	375
Other current liabilities	461	492
Total current liabilities	3,277	3,322
Non-current liabilities:
Long-term debt	7,727	7,065
Pension and OPEB liabilities	693	751
Deferred income taxes	612	858
Asset retirement and environmental obligations	613	601
Other non-current liabilities	1,507	1,453
TOTAL LIABILITIES	14,429	14,050
TOTAL EQUITY	6,042	6,897
TOTAL LIABILITIES AND EQUITY	$20,471	$20,947

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
OPERATING ACTIVITIES
Net income (loss)	$(470)	$9	$(953)	$(44)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	393	228	675	458
Pension and OPEB credits	(34)	(53)	(82)	(104)
Deferred income taxes	(150)	(13)	(301)	(21)
Restructuring and other charges	86	25	89	129
Asset impairments	39	15	39	79
Other	1	22	63	95
Changes in operating assets and liabilities:
Accounts receivable, net	24	94	(199)	67
Inventories	214	235	396	227
Income taxes	3	(11)	10	(12)
Pension and OPEB payments and contributions	(30)	(30)	(73)	(62)
Payables, accrued employment and accrued expenses	(60)	(6)	(3)	(176)
Other, net	29	4	33	25
Net cash provided (used) by operating activities	45	519	(306)	661
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(112)	(157)	(264)	(339)
Other investing activities	1	5	8	8
Net cash used by investing activities	(111)	(152)	(256)	(331)
FINANCING ACTIVITIES
Proceeds from issuance of senior notes	—	—	850	825
Repayments of senior notes	—	(193)	—	(845)
Repurchase of common shares	—	(124)	—	(733)
Borrowings (repayments) under credit facilities, net	122	28	(183)	370
Debt issuance costs	(1)	—	(14)	(13)
Other financing activities	(53)	2	(86)	(22)
Net cash provided (used) by financing activities	68	(287)	567	(418)
Net increase (decrease) in cash and cash equivalents	2	80	5	(88)

Cash, cash equivalents, and restricted cash at beginning of period	63	30	60	198
Effect of exchange rate changes on cash	3	—	3	—
Cash, cash equivalents, and restricted cash at end of period	68	110	68	110

Restricted cash	(7)	$—	(7)	$—

Cash and cash equivalents at end of period	$61	$110	$61	$110

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE RECONCILIATION

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented adjusted net income (loss) attributable to Cliffs shareholders and adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of certain non-recurring and/or non-cash items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
(In millions)	2025	2024	2025	2024	Mar. 31, 2025
Net income (loss) attributable to Cliffs shareholders	$(483)	$2	$(978)	$(65)	$(495)
Adjustments:
Idled facilities chargesA	(323)	(40)	(367)	(217)	(44)
Changes in fair value of derivatives, net	(15)	—	(24)	—	(9)
Currency exchange	48	—	46	—	(2)
Loss on extinguishment of debt	—	(6)	—	(27)	—
Severance	(19)	(1)	(20)	(3)	(1)
Other, net	(3)	—	1	(2)	4
Income tax effect	76	(1)	89	47	13
Adjusted net income (loss) attributable to Cliffs shareholders	$(247)	$50	$(703)	$137	$(456)

Earnings (loss) per common share attributable to Cliffs shareholders - diluted	$(0.97)	$0.00	$(1.97)	$(0.13)	$(1.00)
Adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted	$(0.50)	$0.11	$(1.42)	$0.28	$(0.92)

A Primarily includes asset impairments, accelerated depreciation, employee-related costs and asset retirement obligation charges

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of certain non-recurring and/or non-cash items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended
(In millions)	2025	2024	2025	2024	Mar. 31, 2025
Net income (loss)	$(470)	$9	$(953)	$(44)	$(483)
Less:
Interest expense, net	(149)	(69)	(289)	(133)	(140)
Income tax benefit	148	15	295	23	147
Depreciation, depletion and amortization	(393)	(228)	(675)	(458)	(282)
Total EBITDA	$(76)	$291	$(284)	$524	$(208)
Less:
EBITDA from noncontrolling interests	20	15	38	36	18
Idled facilities charges	(204)	(40)	(248)	(217)	(44)
Changes in fair value of derivatives, net	(15)	—	(24)	—	(9)
Currency exchange	48	—	46	—	(2)
Loss on extinguishment of debt	—	(6)	—	(27)	—
Severance	(19)	(1)	(20)	(3)	(1)
Other, net	(3)	—	1	(2)	4
Total Adjusted EBITDA	$97	$323	$(77)	$737	$(174)

EBITDA from noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$13	$7	$25	$21	$12
Depreciation, depletion and amortization	7	8	13	15	6
EBITDA from noncontrolling interests	$20	$15	$38	$36	$18